Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2017 (May 16, 2017 as to Note 18 for the exercise of the warrants and October 5, 2017 as to Note 2 for the reverse stock split), relating to the consolidated financial statements of Aquantia Corp and its subsidiaries (the “Company”) appearing in the Prospectus dated November 3, 2017 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-220871 on From S-1, as amended.

/s/ Deloitte & Touche LLP

San Jose, California
November 3, 2017